UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016 (August 26, 2016)

MISONIX, INC.

(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1938 New Highway, Farmingdale, NY	11735
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code (631) 694-9555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On August 26, 2016, MISONIX, INC. (the “Company”) and Michael A. McManus, Jr., a Director and the President and Chief Executive Officer of the Company, entered into a Retirement Agreement and General Release (the “Agreement”). Pursuant to the Agreement, on September 2, 2016, if the Agreement is not revoked by Mr. McManus in accordance with applicable Federal law, Mr. McManus will (i) resign as a Director and the Chairman of the Board of Directors of the Company and (ii) retire as President and Chief Executive Officer of the Company.

Pursuant to the Agreement, which supersedes the provisions of Mr. McManus’ employment agreement dated May 22, 2015 (the “Employment Agreement”) and letter agreements dated May 22, 2015, July 1, 2012 and July 1, 2012, respectively, the Company has agreed to (i) pay Mr. McManus’ salary through June 30, 2017 at the current level; (ii) continue to pay premiums for Mr. McManus’ and his dependents’ coverage under the Company’s medical, dental, vision, hospitalization, long term care and life insurance coverage through June 30, 2017 at the current levels upon timely election by Mr. McManus under the law informally known as COBRA; and (iii) extend the exercisability of previously granted and currently vested options to purchase shares of the Company’s common stock, par value $.01 per share, through June 30, 2017.

Mr. McManus shall have continued use of the vehicle provided him pursuant to the Employment Agreement through December 31, 2016.

The Agreement provides for customary releases by both the Company and Mr. McManus as well as customary provisions concerning confidentiality, non-disparagement and cooperation.

The Agreement provides that through June 30, 2017, upon request of the Company’s (i) Board of Directors or (ii) President and Chief Executive Officer, Mr. McManus will consult with the Company for up to ten (10) hours per month without compensation therefor except for reimbursement of reasonable travel expenses.

Mr. McManus shall continue to be entitled to indemnification to the extent permitted to him by the Company’s By-Laws and Certificate of Incorporation. The Company has also agreed to maintain directors’ and officers’ liability insurance for Mr. McManus’ benefit, if any, that shall be no less favorable to him than such insurance made available to or for the benefit of former directors or officers of the Company.

(c)	On August 26, 2016, pursuant to the request of the Board of Directors, Stavros G. Vizirgianakis, 46, a member of the Company’s (i) Board of Directors since May 7, 2013 and (ii) Compensation Committee since February 4, 2016, agreed to serve, on an unpaid basis, as the Company’s interim Chief Executive Officer, effective September 2, 2016. The Company and Mr. Vizirgianakis are in negotiations for Mr. Vizirgianakis to accept employment as the Company’s full-time Chief Executive Officer.

Mr. Vizirgianakis has a distinguished career in the medical devices arena having worked for US Surgical Corporation as director of sales for sub-Saharan Africa and later Tyco Healthcare in the capacity of General Manager South Africa. In 2006, Mr. Vizirgianakis co-founded Surgical Innovations, which has become one of the largest privately owned medical device distributors in the African region and now part of the Johannesburg Stock Exchange listed entity Ascendis Health (ASC). Mr. Vizirgianakis served as Managing Director for Ascendis Medical, the medical devices division of Ascendis Health, through June 2016. Mr. Vizirgianakis is a strategic investor and advisor to numerous medical device startups and established companies in this arena. Mr. Vizirgianakis has a degree in commerce from the University of South Africa.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.23	Retirement Agreement and General Release, dated August 26, 2016, by Michael A. McManus, Jr. and MISONIX, INC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2016	MISONIX, INC.

	By:	/s/ Richard A. Zaremba
Richard A. Zaremba
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.23	Retirement Agreement and General Release, dated August 26, 2016, by Michael A. McManus, Jr. and MISONIX, INC.

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